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                                   EXHIBIT B
                                   ---------

                              Taxation Warranties
                              -------------------

1. The Acquired Company has duly and punctually paid all Taxation which it has become liable to pay and is under no liability to pay any penalty, interest, surcharge or fine in connection with any Taxation.

2. The Acquired Company has within applicable time limits made all such returns, carried out all necessary registrations, provided all information requested by any Taxation Authority by means of full and accurate disclosure of all facts and material circumstances and maintained all such records in relation to Taxation as are required to be made or provided or maintained by the Acquired Company.

3. The Acquired Company has properly operated any and all systems of deduction of Taxation on payments which it has made or has been treated as having made to its employees and payment of National Insurance contributions and social security contributions and has complied with all its reporting obligations to all Taxation Authorities or appropriate authorities in all jurisdictions and in connection with the benefits provided for existing or former officers employees and directors of the Acquired Company.

4. The Acquired Company is not involved in any dispute in relation to Taxation and there are no circumstances likely to give rise to such dispute.

5. No Taxation Authority has investigated the Acquired Company or given notification that it intends to commence investigation and so far as the Shareholders are aware there are no circumstances likely to give rise to an investigation.

6. The Acquired Company has made all deductions in respect of or on account of any Taxation from any payments made by it which it is obliged to make and has accounted in full (where payment has already become due) to the relevant Taxation Authority for all amounts so deducted.

7. There is no instrument which is necessary to establish the Acquired Company's title to any right or asset which is liable to stamp duty but which has not been duly stamped or which would attract stamp duty if brought within the relevant jurisdiction.

8. The Acquired Company is not liable to any penalty in respect of any stamp duty nor so far as the Shareholders are aware are there any circumstances or transactions in which the Acquired Company is or has been a party which may result in the Acquired Company becoming liable to such penalty.

9. Other than as provided for or noted in the accounts no event transaction act or omission has occurred which could result in the Acquired Company becoming liable to pay or to bear or to make reimbursement or indemnity in respect of any Taxation which is primarily or directly chargeable against or attributable to any person firm or Acquired Company other than the Acquired Company.



                                       1

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10       The Acquired Company has not been party to any transaction or arrangement which could give rise to a liability to Taxation where the consideration received or given by the Acquired Company was or, in respect of any transaction or arrangement entered into before the date of this Agreement, will be greater or less than that which would have been received or given if the Transaction had been carried out on an arm's length basis.

11 The Acquired Company is not liable to Taxation (and has not been and will not be denied any relief) by reason of any interest or other payment by the Acquired Company being treated by any Taxation Authority as a distribution or other such similar payment.

12 The Acquired Company is registered for the purposes of value added tax and has not been required by the Commissioners of Customs and Excise to give security under paragraph 4 (power to require security and production of evidence) of Schedule 11 VATA (administration collection and enforcement).

13 The Acquired Company has maintained and obtained accounts, records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of value added tax which are complete, correct and up to date.

14 The Acquired Company has not at any time been treated as a member of any group of companies for the purposes of section 43 VATA (group of companies) and has not applied for treatment as such a member.

15 The Acquired Company has never received a surcharge liability notice under section 59 VATA (default surcharge) or a penalty liability notice under section 64 VATA (persistent misdeclarations).

16 The Acquired Company is not, nor in the two years prior to Completion has been, in arrears with any payments or returns or notifications under any statutory provisions, directions, conditions or notices relating to value added tax, or liable to forfeiture or penalty or interest or surcharge or to the operation of any penalty, interest or surcharge provision.

17 The Acquired Company has not made any supplies that are exempt supplies or would be exempt supplies if supplied within the United Kingdom.

18 So far as the Shareholders are aware, the Acquired Company is not liable and has not been liable to Taxation in any jurisdiction other than the United Kingdom.

19 The Acquired Company is and at all times has been resident in the United Kingdom for the purposes of Taxation and has not been resident outside the United Kingdom for any double Taxation arrangements.

20 Except as disclosed in the Acquired Company Disclosure Schedule the Acquired Company is not and will not be liable for any Taxation in respect of any period prior to Closing whether such Taxation is due and/or payable on the date hereof or becomes due and/or payable in the future excluding any Taxation which arises in the ordinary course of business.



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                     Shareholder Loans and Affiliated Debt
                     -------------------------------------



Shareholder Loans
-----------------

Roger Pellew                    (Pound) 7,637.50*
Nicholas Le Seelleur            (Pound) 5,126.74
Sol Alan Saad                   (Pound) 7,734.73
David Scanlan                   (Pound)   917.10
Collective Shareholder Loan     (Pound)59,000.00**

        *(to be repaid by IPL at Closing)
        **(Loan advanced to IPL by The Number Portability Company, Sol Alan Saad and Nicholas Le Seelleur; to be repaid by IPL form Closing Proceeds)

Affiliated Debt
---------------

The Number Portability Company Limited         (Pound)290,125.49
UniCall Telecommunications Limited             (Pound) 32,039.90
Phillimore Finance Limited                     (Pound)    103.11